--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                RULE 13D-2(a)(1)

                               (AMENDMENT NO. 2)

                             PATHMARK STORES, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                   70322A101
                                 (CUSIP Number)

                            LAMPE, CONWAY & CO., LLC
                                680 FIFTH AVENUE
                                   SUITE 1202
                            NEW YORK, NEW YORK 10019
                                 (212) 581-8989
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  MAY 25, 2005
            (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                             ---------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 1 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              LC Capital Master Fund, Ltd.
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              WC
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              Cayman Islands
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,252,246
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,252,246
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,252,246
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.2%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              CO
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  1 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 2 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              LC Capital Partners, LP
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              Delaware
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,252,246
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,252,246
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,252,246
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.2%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              PN, HC
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  2 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 3 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              LC Capital Advisors LLC
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              Delaware
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,252,246
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,252,246
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,252,246
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.2%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              OO, HC
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  3 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 4 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Lampe, Conway & Co., LLC
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              Delaware
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,330,331
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,330,331
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,330,331
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.4%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              OO, IV
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  4 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------
  CUSIP No. 70322A101                                                      Page 5 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              LC Capital International LLC
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              Delaware
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,252,246
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,252,246
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,252,246
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.2%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              OO, IA
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTION BEFORE FILLING OUT!

                                  5 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 6 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Steven G. Lampe
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              United States
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,330,331
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,330,331
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,330,331
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.4%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON*
    14
              IN
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTION BEFORE FILING OUT!

                                  6 of 7 Pages

                                  SCHEDULE 13D

-------------------------                                                ----------------------

  CUSIP No. 70322A101                                                      Page 7 of 7 Pages
-------------------------                                                ----------------------

----------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
    1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Richard F. Conway
----------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  [ ]
    2                                                                               (b)  [X]
----------------------------------------------------------------------------------------------------------
              SEC USE ONLY
    3
----------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS*
    4
              AF
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5         PURSUANT TO ITEMS 2(d) or 2(e)                                                           [ ]
----------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
    6
              United States
----------------------------------------------------------------------------------------------------------
                                                       SOLE VOTING POWER
               NUMBER OF
                 SHARES
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
                 PERSON

                                             7
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED VOTING POWER
                                             8
                                                       1,330,331
                                         -----------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                             9
                                                       -0-
                                         -----------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                             10
                                                       1,330,331
----------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11        PERSON
              1,330,331
----------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES  [ ]*
----------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.4%
----------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
----------------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  7 of 7 Pages

CUSIP NO. 70322A101

     LC Capital Master Fund, Ltd. (the "Master Fund"), LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe, Conway & Co., LLC ("LC&C"), LC Capital International LLC ("International"), Steven G. Lampe ("Lampe") and Richard F. Conway ("Conway"), (each of the Master Fund, Partners, Advisors, LC&C, International, Lampe and Conway may be referred to herein as a "Reporting Person" and collectively may be referred to as "Reporting Persons") hereby amend the report on Schedule 13D regarding shares of common stock, par value $0.01, of Pathmark Stores, Inc., originally filed on October 29, 2004, as further amended on May 11, 2005 (collectively with this Amendment No. 2, the "Schedule 13D"). Unless otherwise indicated, capitalized terms used but not defined herein shall have the same meanings assigned to them in Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

     Item 2 is hereby amended by revising the third paragraph thereof to change the number of Shares directly held by the Master Fund from "1,824,527" to "1,252,246", and by revising the fifth paragraph thereof to change the number of Shares directly held by the Managed Account from "108,085" to "78,085".

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Item 3 is hereby amended and restated as follows:

          As of the date hereof, the Master Fund, Partners, Advisors and International may be deemed to beneficially own 1,252,246 Shares; and LC&C, Lampe and Conway may be deemed to beneficially own 1,330,331 Shares.

     The funds used for the acquisition of the Shares came from the working capital of the Master Fund and the Managed Account.

     No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes in the ordinary course of business.

ITEM 4.  PURPOSE OF TRANSACTION

     Item 4 is hereby amended and supplemented by adding the following:

          The Reporting Persons have attached as Exhibit 1 to this Schedule 13D the letter, dated May 26, 2005 (the "May 26(th) Letter"), from LC&C to the Chairman of the Board of the Issuer. The May 26(th) Letter sets forth the Reporting Persons' continued concern regarding the proposed transaction among the Issuer and certain Yucaipa entities and that the Reporting Persons intend to vote against the transaction at the special meeting of stockholders on June 9(th). The May 26(th) Letter also notes that Institutional Shareholder Services, the world's leading provider of proxy voting and corporate governance services, has concerns similar to the Reporting Persons' and has recommended that stockholders vote against the Yucaipa transaction.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is hereby amended and restated as follows:

          (a, b) As of the date hereof, the Master Fund, Partners, Advisors and International may each be deemed to beneficially own 1,252,246 Shares, constituting 4.2% of the outstanding shares of the Issuer, based upon the 30,071,192 shares outstanding as of May 6, 2005, according to the Issuer's proxy statement filed on that date.

          The Master Fund, Partners, Advisors and International each have the sole power to vote or direct the vote of 0 Shares; have the shared power to vote or direct the vote of 1,252,246 Shares; have the sole power to dispose or direct the disposition of 0 Shares; and have the shared power to dispose or direct the disposition of 1,252,246 Shares.

          The Master Fund, Partners, Advisors and International each specifically disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

          As of the date hereof, LC&C, Lampe and Conway may each be deemed to beneficially own 1,330,331 Shares, constituting 4.4% of the outstanding shares of the Issuer, based upon the 30,071,192 shares outstanding as of May 6, 2005, according to the Issuer's proxy statement filed on that date.

          LC&C, Lampe and Conway each have the sole power to vote or direct the vote of 0 Shares; have the shared power to vote or direct the vote of 1,330,331 Shares; have the sole power to dispose or direct the disposition of 0 Shares; and have the shared power to dispose or direct the disposition of 1,330,331 Shares.

          LC&C, Lampe and Conway each specifically disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

          (c) The trading dates, number of Shares purchased and sold and price per share for all transactions in the Shares during the past 60 days by the Reporting Persons are set forth in Annex A and were all effected in broker transactions.

          (d) Not applicable.

          (e) On May 25, 2005, the Reporting Persons ceased to be the beneficial owners of more than five percent of the outstanding shares of the Issuer's common stock.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 1: Letter from LC&C to Mr. James L. Moody, Jr. dated May 26, 2005.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          LC Capital Master Fund, Ltd.*

                                          By: /s/ Richard F. Conway
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Director

                                          LC Capital Partners, LP*

                                          By: LC Capital Advisors LLC,
                                          its General Partner

                                          By: /s/ Richard F. Conway
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Managing Member

                                          LC Capital Advisors LLC*

                                          By: /s/ Richard F. Conway
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Managing Member

                                          Lampe, Conway & Co., LLC*

                                          By: /s/ Richard F. Conway
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Managing Member

                                          LC Capital International LLC*

                                          By: /s/ Richard F. Conway
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Managing Member

                                          By: /s/ Steven G. Lampe*
                                            ------------------------------------
                                          Name: Steven G. Lampe*

                                          By: /s/ Richard F. Conway*
                                            ------------------------------------
                                          Name: Richard F. Conway*

May 27, 2005
---------------

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                         ANNEX A

                           TRANSACTIONS IN THE SHARES

TRANSACTIONS BY LC CAPITAL MASTER FUND, LTD

                                                       NUMBER OF SHARES
DATE OF TRANSACTION                                    PURCHASED/(SOLD)   PRICE OF SHARES ($)
-------------------                                    ----------------   -------------------
5/23/05..............................................       (74,419)             9.08
5/24/05..............................................       (60,559)             9.27
5/24/05..............................................         2,000              9.20
5/25/05..............................................      (325,000)             9.32
5/25/05..............................................      (161,901)             9.30
5/25/05..............................................         2,898              9.34
5/26/05..............................................       (33,500)             9.40
5/26/05..............................................        (9,900)             9.24
5/26/05..............................................         5,000              9.15

TRANSACTIONS BY INSTITUTIONAL BENCHMARKS MASTER FUND, LTD.

                                                       NUMBER OF SHARES
DATE OF TRANSACTION                                    PURCHASED/(SOLD)   PRICE OF SHARES ($)
-------------------                                    ----------------   -------------------
5/24/05..............................................       (5,000)              9.27
5/25/05..............................................      (25,000)              9.32

                                       A-1